As filed with the Securities and Exchange Commission on September 26, 1996
                                                       Registration No.333-11927

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             POGO PRODUCING COMPANY
             (Exact name of registrant as specified in its charter)

             DELAWARE                        5 GREENWAY PLAZA, SUITE 2700
(STATE OR OTHER JURISDICTION OF                   HOUSTON, TEXAS  77046
INCORPORATION OR ORGANIZATION)                      (713) 297-5000
                                         (Address, including zip code, and
                                        telephone number, including area code,
                                         of registrant's principal executive
                                                       offices)

                                   74-1659398
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                                GERALD A. MORTON
                             CORPORATE SECRETARY AND
                            ASSOCIATE GENERAL COUNSEL
                             POGO PRODUCING COMPANY
                          5 GREENWAY PLAZA, SUITE 2700
                              HOUSTON, TEXAS 77046
                                 (713) 297-5000
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

                                 WITH A COPY TO:
                            Stephen A. Massad., Esq.
                              Baker & Botts, L.L.P.
                              3000 One Shell Plaza
                              Houston, Texas 77002
                                 (713) 229-1234

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ] ________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS                         $115,000,000
[LOGO]                        POGO PRODUCING COMPANY
             5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2006

           The 5 1/2% Convertible Subordinated Notes due June 15, 2006 (the "Notes") of Pogo Producing Company, a Delaware corporation (the "Company"), and the shares of common stock, par value $1 per share, of the Company (the "Common Stock") issuable upon conversion thereof (the Notes and the shares of Common Stock issuable upon conversion thereof are sometimes referred to hereafter collectively as the "Securities"), may be offered for sale from time to time for the account of certain holders of the Securities (the "Selling Holders") as described under "Selling Holders". The Notes were initially issued and sold pursuant to a Purchase Agreement dated as of June 11, 1996 between Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Initial Purchasers") and the Company. The Selling Holders acquired the Notes from the Initial Purchasers or holders who acquired the Notes from the Initial Purchasers or other prior holders thereof either (a) from the Initial Purchasers in transactions complying with Rule 144A, Regulation D or Regulation S under the Securities Act or (b) in other permitted resale transactions exempt from registration under the Securities Act. The Company will not receive any of the proceeds from the sale by the Selling holders of any of the Securities. See "Use of Proceeds".

           The Selling Holders may, from time to time, sell the Securities offered hereby to or through one or more underwriters, directly to other purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to then prevailing market prices or at negotiated prices. See "Plan of Distribution". The Notes have been designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc. ("PORTAL"). The Company intends to apply to have the shares of Common Stock issuable upon conversion of the Notes listed on the New York Stock Exchange and the Pacific Stock Exchange where the Company's common stock currently trades under the symbol "PPP". See "Risk Factors -- Absence of Public Trading Market; Transfer Restrictions".

           The Notes are convertible at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $42.185 per share (equivalent to a conversion rate of 23.7051 shares per $1,000 principal amount of Notes), subject to adjustment upon the occurrence of certain events. See "Description of Notes -- Conversion Rights". On September 24, 1996, the last reported sales price of the Company's Common Stock, which is quoted on the New York Stock Exchange under the symbol "PPP", was $35.25 per share.

           Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 1996. The Notes are redeemable at the option of the Company, on or after June 15, 1999, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date. See "Description of Notes -- Redemption at Option of Company". The Notes are not entitled to any sinking fund. The Notes will mature on June 15, 2006.

           In the event of a Change in Control (as defined) constituting a Repurchase Event (as defined), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing sales prices for the five trading days immediately preceding the second trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes -- Certain Rights to Require Repurchase of Notes".

           The Notes are unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. The Indenture (as defined) will not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other indebtedness and liabilities. See "Description of Notes -- Subordination".
                               ------------------
           Investors should review the information contained or incorporated by reference herein. IN PARTICULAR SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED PRIOR TO INVESTING IN THE SECURITIES.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

               The date of this Prospectus is September 26, 1996.

                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Consequently, the Company's registration statements, reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http:\\www.sec.gov).

           This prospectus (the "Prospectus"), which constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Annual Report"); the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1995 and the description of the Common Stock contained in the Company's registration statement filed pursuant to Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description filed by the Company, all of which are on file with the Commission are incorporated in this Prospectus and made a part hereof.

           All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to December 31, 1995 and prior to the termination of the offering of the Securities hereunder by the Selling Holders (the "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           Copies of all documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference) will be provided without charge to each person who receives a copy of this Prospectus upon written or oral request to Gerald A. Morton, Corporate Secretary and Associate General Counsel, Pogo Producing Company, P.O. Box 2504, Houston, Texas 77252-2504 (telephone: (713) 297-5017).

                           --------------------------

           NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           FORWARD LOOKING STATEMENTS

           This Prospectus and the reports and filings incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements included herein and therein other than statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, the statements herein and therein regarding the timing of future events regarding the Company's operations in Thailand and the statements set forth in the reports under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" regarding the Company's anticipated future financial position and cash requirements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus and the reports, including without limitation in connection with such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

           THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS."

                                  THE OFFERING

Issuer....................       Pogo Producing Company, a Delaware corporation.

Securities Offered........       $115,000,000 principal amount of 5
                                 1/2%Convertible Subordinated Notes dUE June 15,
                                 2006 issued under an indenture (the
                                 "Indenture") between the Company and Fleet
                                 National Bank, as trustee (the "Trustee"), and
                                 Common Stock issuable upon conversion thereof.

Interest .................       Interest on the Notes is payable semi-annually
                                 in arrears on June 15 and December 15 of each year, commencing December 15, 1996.

Conversion Rights.........       The Notes are convertible into shares of Common
                                 Stock of the Company at any time prior to the close of business on the maturity date at the conversion price set forth below. Holders (as defined in the Indenture) of Notes called for redemption are entitled to convert the Notes up to, but not after, the close of business on the day preceding the date fixed for redemption.
                                 The conversion price is $42.185 per share
                                 (equivalent to a conversion rate of
                                 approximately 23.7051 shares per $1000
                                 principal amount of Notes), subject to
                                 adjustment upon the occurrence of certain events. See "Description of Notes -- Conversion
                                 Rights".

Subordination.............       The Notes are unsecured and subordinated to
                                 present and future Senior Indebtedness (as defined) of the Company. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries, including all indebtedness and liabilities incurred by the Company's wholly owned subsidiary Thaipo
                                 Limited ("Thaipo") in connection with the development of the Company's interest in the Block B8/32 concession license located in the Gulf of Thailand (the "Concession"). See "Risk
                                 Factors -- Subordination of Notes; Leverage and
                                 Debt Service". The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness or liabilities by the Company or any of its subsidiaries. See "Description of Notes -- Subordination".

Optional Redemption.......       The Notes are redeemable at the option of the
                                 Company, in whole or in part, at any time on or after June 15, 1999, at the redemption prices set forth herein plus accrued interest to redemption date. Accrued and unpaid interest to the redemption date shall be payable with respect to Notes that are converted after a notice of redemption has been mailed and prior to the redemption date. See "Description of the Notes -- Redemption at Option of Company."

Repurchase at Holder's
    Option................       Upon the occurrence of a Change in Control
                                 constituting a Repurchase Event, each Holder of Notes shall have the right, at the holder's option, to require the Company to repurchase such Notes at 100% of their principal amount, plus accrued interest. The term Repurchase
                                 Event is limited to certain transactions involving a Change of Control (as defined) in which (i) the market price of the Common Stock at the time of, and the fair market value of the consideration received in, such transaction are less than 105% of the conversion price and
                                 (ii) the Notes become convertible into
                                 securities other than publicly traded common stock. The repurchase price is payable in cash or, at the option of the Company but subject to the satisfaction of certain conditions on the part of the Company, in shares of Common Stock
                                 (valued at 95% of the average closing sales prices of the Common Stock for the five trading days preceding the second trading day prior to the repurchase date). See "Description of Notes
                                 -- Certain Rights to Require Repurchase of
                                 Notes".

Use of Proceeds...........       The Company will not receive any of the
                                 proceeds from the sale by the Selling Holders of any of the Securities.

Governing Law.............       The Indenture and the Notes are governed by the
                                 laws of the State of New York.

Listings..................       The Notes have been designated for trading on
                                 PORTAL. The Company has applied to have
                                 the shares of Common Stock issuable upon conversion of the Notes listed on the New York
                                 Stock Exchange and the Pacific Stock Exchange where the Company's common stock currently trades under the symbol "PPP" and anticipates
               `                 that such shares will be admitted for listing
                                 shortly after the effectiveness of this
                                 Registration Statement. On September 24,
                                 1996, the last reported sale price of the Common Stock on the New York Stock Exchange was
                                 $35.25 per share.

For additional information concerning the Notes, see "Description of the Notes."

                                  RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES OFFERED HEREBY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION.

VOLATILITY OF OIL AND GAS MARKETS

        The Company's profitability and cash flow are highly dependent upon the prices of oil and natural gas, which historically have been seasonal, cyclical and volatile. In general, prices of oil and gas are dependent upon numerous factors beyond the control of the Company, including various weather, economic, political and regulatory conditions. In the past, when natural gas prices in the United States were lower than they are currently, the Company at times elected to curtail certain quantities of its production. For example, in the fourth quarter of 1994, the Company curtailed a small portion of its daily natural gas production. As of September 25, 1996, the Company was not curtailing any of its natural gas production as a result of low natural gas prices. Should natural gas prices fall again in the future, the Company may again elect to curtail certain quantities of its natural gas production. Any significant decline in oil or gas prices could have a material adverse effect on the Company's operations and financial condition and could, under certain circumstances, result in a reduction in funds available under the Company's bank revolving credit facility (the "Credit Agreement").

        Because it is impossible to predict future oil and gas price movements with any certainty, the Company from time to time enters into contracts on a portion of its production to hedge against the volatility in oil and gas prices. Such hedging transactions, historically, have never exceeded 50% of the Company's total oil and gas production on an energy equivalent basis for any given period. While intended to limit the negative effect of price declines, such transactions could effectively limit the Company's participation in price increases for the covered period, which increases could be significant. As of September 25, 1996, the Company was not a party to any natural gas futures contracts or crude oil swap agreements.

ESTIMATES OF RESERVES AND FUTURE NET REVENUES

        There are numerous uncertainties in estimating the quantity of proved reserves and in projecting the future rates of production and timing of development expenditures. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ materially from those of Ryder Scott Petroleum Engineers ("Ryder Scott"), the Company's reserve engineers. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. In addition, estimates of the Company's future net revenues from proved reserves and the present value thereof are based on certain assumptions regarding future oil and gas prices, production levels and operating and development costs that may not prove to be correct. Any significant variance in these assumptions could materially affect the estimates of reserves and future net revenues therefrom set forth in the Company's annual reports.

OPERATING AND UNINSURED RISKS

        The Company must continually acquire or explore for and develop new oil and natural gas reserves to replace those produced and sold. Without successful drilling, acquisition or exploration operations, the Company's hydrocarbon reserves and revenues would decline. Although the Company has historically maintained its reserves base through successful exploration and production and a number of acquisitions, there can be no assurance that future efforts will be similarly successful. The Company's operations are also subject to risks inherent in the exploration for and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, pollution and other environmental risks. Offshore oil and gas operations are subject to the additional hazards of marine operations, such as capsizing, collision and adverse weather and sea conditions. These hazards could result in substantial losses to the Company due to injury or loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. The Company carries insurance which it believes is in accordance with customary industry practices, but is not fully insured against all risks incident to its business.

        Drilling activities are subject to numerous risks, including the risk that no commercially productive hydrocarbon reserves will be encountered. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. The availability of a ready market for the Company's natural gas production depends on a number of factors, including the demand for and supply of natural gas, the proximity of natural gas reserves to pipelines, the available capacity of such pipelines and government regulations. The marketing of offshore oil and gas production is subject to the availability of pipelines and other transportation, processing and refining facilities, as well as the existence of adequate markets. As a result, even if hydrocarbons are discovered in commercial quantities, a substantial period of time may elapse before commercial production commences. If pipeline facilities in an area are insufficient, the Company may have to await the construction or expansion of pipeline capacity before production from that area can be marketed. The Company's domestic offshore properties are generally located in areas where a pipeline infrastructure is well developed and there is adequate availability in such pipelines to handle the Company's current and projected future production. For a discussion of additional risks regarding the Company's operations in Thailand, see "Risks of Foreign Operations" and "Additional Risks Related to the Company's Operations in the Kingdom of Thailand".

DEPENDENCE ON OTHER OPERATORS

        Many of the Company's oil and gas properties are not operated by the Company, including a majority of its offshore Gulf of Mexico properties. As a result, the Company has limited control over the manner in which operations are conducted on such non-operated properties, including the safety and environmental standards used in connection therewith. Pursuant to the operating agreements governing operations on the properties in which the Company has an interest, the Company maintains significant influence or control over the nature and timing of exploration and development activities on the majority of its properties. Such agreements do not, however, allow the Company such influence or control with respect to a portion of its properties; in such cases, the operators of such properties generally have control with respect to the nature and timing of exploration or development activities. In such instances, the operators of such properties could refuse to initiate exploration or development projects, in which case the Company would be required to propose such activities and may be required to proceed with such activities without receiving any funding from the operator, or the operators may initiate exploration or development projects on a slower schedule than that preferred by the Company. Any of these events could have a significant effect on the Company's anticipated exploration and development activities.

SUBORDINATION OF NOTES; LEVERAGE AND DEBT SERVICE

        The Notes are subordinated obligations of the Company and, as such, are subordinated to all of the Company's existing and future Senior Indebtedness (as defined in the Indenture relating to the Notes), including indebtedness under the Credit Agreement. The Company expects to incur Senior Indebtedness from time to time in the future under the Credit Agreement or otherwise, and the Indenture relating to the Notes does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. Upon any distribution of assets, liquidation, dissolution, reorganization or any similar proceeding by or relating to the Company, the holders of Senior Indebtedness of the Company are entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. The terms and conditions of the subordination provisions pertinent to the Notes are described in more detail in "Description of the Notes
- -- Subordination".

        Further, the Notes are effectively subordinated to claims of holders of any preferred stock and claims of creditors (other than the Company) of the Company's subsidiaries, including trade creditors, secured creditors, taxing authorities, creditors holding guarantees, and tort claimants. In the event of a liquidation, reorganization, or similar proceeding relating to a subsidiary, these persons generally will have priority as to the assets of such subsidiary over the claims and equity interest of the Company and, thereby indirectly, holders of indebtedness of the Company, including the Notes. Among other obligations, Thaipo has guaranteed its pro rata portion of commitments under a ten year bareboat charter of a Floating Production, Storage and Offloading facility to be used for development of the Tantawan production area. The portion of the commitments under the bareboat charter guaranteed by Thaipo is currently estimated at $9,303,000 per year. The documents governing such obligations state that the Company has no liability for such obligations. In addition, other liabilities may be incurred by the Company's subsidiaries in the future.

        As of June 30, 1996, the Company's long-term debt (including the current portion) was $202,550,000 and shareholders' equity was $87,882,000, and thus the Company may continue to be considered highly leveraged. The Company believes that its cash flow from operations, the funds available under the Credit Agreement and its other sources of liquidity, will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. However, the Company's ability to meet its debt service obligations will be dependent upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. In the event of a Repurchase Event, the Company may be required, subject to certain conditions, to purchase some or all of the outstanding Notes at a price equal to 100% of the principal amount thereof, plus accrued interest. The Company's ability to pay cash to the Holders of Notes upon a repurchase might be limited by certain financial covenants contained in the Company's Senior Indebtedness. In addition, there can be no assurance that the Company would have sufficient financial resources at the time of any such required purchase to enable it to repurchase such Notes. See "Description of the Notes -- Certain Rights to Require Repurchase of Convertible Notes".

GOVERNMENT REGULATION AND ENVIRONMENTAL RISKS

        The Company's business is subject to certain laws and regulations relating to taxation, exploration for and development and production of oil and gas, and environmental and safety matters in both the United States and the foreign countries in which the Company or any of its subsidiaries operates or owns property. Various laws and regulations often require permits for drilling wells and also cover spacing of wells, the prevention of waste of oil and gas including maintenance of certain gas/oil ratios, rates of production and other matters. The effect of these statutes and regulations, as well as other regulations that could be promulgated by the jurisdictions in which the Company has production, could be to limit the number of wells that could be drilled on the Company's properties and to limit the allowable production from the successful wells completed on the Company's properties, thereby limiting the Company's revenues.

        The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require the Company to incur costs to remedy the discharge. Oil or natural gas may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from storage tanks, pipelines or other gathering and transportation facilities and discharges resulting from damage to oil or natural gas wells resulting from, accidents during normal operations, as well as blowouts, cratering and explosions. Discharged oil and gas may migrate through soil to water supplies or adjoining properties, giving rise to additional liabilities. A variety of laws and regulations govern the environmental aspects of oil and gas production, transportation and processing and may, in addition to other laws, impose liability in the event of discharges (whether or not accidental), for failure to notify the proper authorities of a discharge and other failures to comply with those laws. Environmental laws may also affect the costs of the Company's acquisitions of oil and gas properties. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, no assurance can be given that environmental laws will not, in the future, result in a curtailment of production or a material increase in the costs of production, development or exploration or otherwise adversely affect the Company's operations and financial condition. Pollution and similar environmental risks generally are not fully insurable. See "-- Operating and Uninsured Risks".

RISKS OF FOREIGN OPERATIONS

        Ownership of property interests and production operations in Thailand and in any other areas outside the United States in which the Company may choose to do business, are subject to the various risks inherent in foreign operations. These risks may include, among other things, currency restrictions and exchange rate fluctuations, loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks, risks of increases in taxes and governmental royalties, renegotiation of contracts with governmental entities, changes in laws and policies governing operations of foreign-based companies and other uncertainties arising out of foreign government sovereignty over the Company's international operations. The Company's international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States.

ADDITIONAL RISKS RELATED TO THE COMPANY'S OPERATIONS IN THE KINGDOM OF THAILAND

        The Company's operations in the Kingdom of Thailand are subject to additional risks. Among other things, the Company and its joint venture partners will be required, on August 1, 1997, unless extended, to relinquish the remaining exploration acreage in the Concession and will retain only those areas which have been designated as production areas or for which designation as a production area has been applied for or granted by the Thai government. In addition, the marketing and sale of hydrocarbons produced from the Concession is subject to numerous risks and uncertainties. For example, all oil and natural gas produced from the Concession are expected to be sold to the Petroleum Authority of Thailand ("PTT"), which maintains a monopoly over oil and gas transmission and distribution in Thailand. The Concession is traversed by a major (34 inches in diameter) natural gas pipeline that is owned and operated by PTT which comes within approximately 25 miles of the Tantawan structure. This pipeline is currently running at or near capacity. However, construction of a second, parallel,

36 inch in diameter pipeline that is also owned, and will be operated, by PTT is expected to be completed during 1996. There can be no assurances, however, that even if the Company is successful in its exploration efforts, it will be able to successfully, economically and profitably transport, process, refine and market the oil and gas it produces. PTT has contractually committed to construct a 24 inch lateral pipeline from the 36 inch pipeline to the Tantawan production area and to take the gas produced therefrom pursuant to a Gas Sales Agreement (the "GSA"). In the event that the required reserves or production rates of natural gas at a specified quality level under the GSA are not delivered, then the Company and its joint venture partners in the Tantawan production area will be obligated to contribute to PTT's capital costs incurred in the construction of the lateral pipeline. Also, under the GSA, the Tantawan joint venturers' liability for failure to deliver the minimum contracted daily rate is limited to PTT's right to take from subsequent deliveries an amount equal to the quantity of natural gas not delivered at 75% of the contracted price. Cash flows resulting from operations in Thailand are subject to Thai governmental royalties, other governmental charges and income taxes. Since all gas sales under the GSA are expected to be recognized in Baht, the Thai currency, fluctuations in the exchange rate between Baht and dollars could have an adverse effect on the anticipated profits of the Company's operations in Thailand. See "Risk of Foreign Operations".

ABSENCE OF PUBLIC TRADING MARKET; TRANSFER RESTRICTIONS

        There is no existing public trading market for the Notes (which currently are registered to trade on the PORTAL System in the United States and the Euroclear System outside the United States). There can be no assurance as to the liquidity of any markets on which the Notes trade or any public market that may develop, the ability of the holders of Notes to sell such securities, the price at which the Holders of Notes would be able to sell such securities or whether the existing trading markets for the Notes, or any public market that may develop, if it develops, will continue. If such a public market for the Notes were to exist, the Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the Company's ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 1995 and the six months ended June 30, 1996. For purposes of this table each Ratio of Earnings to Fixed Charges consists of pre-tax earnings plus total interest charges, including amortization of debt issue expenses, divided by total interest charges, including amortization of debt issue expenses. These ratios should be read in conjunction with the other financial information contained in the documents incorporated herein by reference as described under "Documents Incorporated by Reference."

                           Six Months         Year Ended December 31,
                         Ended June 30,  ---------------------------------
                              1996       1995   1994   1993   1992    1991
                         --------------  ----   ----   ----   ----    ----
Ratio of Earnings to
Fixed Charges .........       4.4        2.1    5.1    4.5    2.5     1.6

                                   THE COMPANY

        Pogo Producing Company is an independent oil and gas exploration and production company. Domestically, the Company has an extensive Gulf of Mexico reserve and acreage position and is also active in the Permian Basin of New Mexico and Texas and the onshore Gulf Coast areas of Texas and Louisiana. Internationally, the Company is the operator on a portion of a 1.3 million acre concession license in the Gulf of Thailand.

        The Company is a Delaware corporation. Its executive offices are located at 5 Greenway Plaza, Suite 2700, Houston, Texas 77046-0504 and its telephone number is (713)297-5000.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale by the Selling Holders of any of the Securities.

                               THE SELLING HOLDERS

        The Notes were initially issued and sold pursuant to a Purchase Agreement dated as of June 11, 1996 between Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Initial Purchasers") and the Company. The Selling Holders acquired the Notes from the Initial Purchasers or holders who acquired the Notes from the Initial Purchasers or other prior holders thereof either (a) from the Initial Purchasers in transactions complying with Rule 144A, Regulation D or Regulation S under the Securities Act or (b) in other permitted resale transactions exempt from registration under the Securities Act. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that would or could arise in connection with the sale of the Notes by the Initial Purchasers.

        Except as otherwise indicated, the table below sets forth certain information with respect to the Selling Holders and the Securities as of September 23, 1996. The term Selling Holders includes the beneficial owners of the Securities listed below and their respective transferees, pledgees, donees or other successors. Other than as a result of the ownership of Securities indicated below, none of the Selling Holders has had any material relationship with the Company or any of its affiliates within the past three years.

                                      AGGREGATE PRINCIPAL           NUMBER OF SHARES OF
                                     AMOUNT OF NOTES OWNED         COMMON STOCK OWNED BY
                                    BY THE SELLING HOLDER AND      THE SELLING HOLDER AND
        NAME OF SELLING HOLDER      WHICH ARE OFFERED HEREBY     WHICH ARE OFFERED HEREBY(1)
        ----------------------      ------------------------     ---------------------------
Allstate Insurance Company                  $ 1,500,000                      35,557

American Investors Life Insurance
     Company(2)                                 500,000                      11,852

Bankers Trust NY Corporation                    100,000                       2,370

Christian Science Trustees for
     Gifts and Endowments                       135,000                       3,200

Continental Assurance Company                   750,000                      17,778

Continental Assurance Company
     Separate Account(E)                      2,300,000                      54,521

Cova Bond Debenture Fund                         50,000                       1,185

Declaration of Trust for the
     Defined Benefit Plan of ICI
     American Holdings Inc.                     510,000                      12,089

Declaration of Trust for the
     Defined Benefit Plans of
     ZENENCA Holdings Inc.                      355,000                       8,415

Delaware State Employees'
     Retirement Fund                          1,680,000                      39,824

- ------------
        (1) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power. Common Stock ownership assumes as the conversion price, the initial conversion price of $42.185 per share of Common Stock (equivalent to a conversion rate of approximately 23.7051 shares per $1000 principal amount of Notes), and a cash payment in lieu of any fractional share interest. Unless otherwise noted, no Selling Holder reported owning any shares of Common Stock other than those into which the Notes were convertible.

        (2) These Securities are reported as beneficially owned by Salomon Brothers Asset Management Inc ("SBAM") on the basis that SBAM has investment discretion with respect to such Securities.

                                      AGGREGATE PRINCIPAL           NUMBER OF SHARES OF
                                     AMOUNT OF NOTES OWNED         COMMON STOCK OWNED BY
                                    BY THE SELLING HOLDER AND      THE SELLING HOLDER AND
        NAME OF SELLING HOLDER      WHICH ARE OFFERED HEREBY     WHICH ARE OFFERED HEREBY(3)
        ----------------------      ------------------------     ---------------------------
Delta Air Lines Master Trust                2,865,000                     67,915

Farmers Automobile Insurance
     Association                              100,000                      2,370

Fidelity Contrafund(4)                     13,900,000                    329,500(5)

Fidelity Financial Trust:
     Fidelity Convertible
     Securities Fund(4)                    12,050,000                    285,646

Fidelity Management Trust Company
     on behalf of an account
     managed by it(6)                       4,950,000                    117,340

First Church of Christ, Scientist -
     Endowment                                165,000                      3,911

Forest Fulcrum Fund Ltd.                    1,000,000                     23,705

Forest Fulcrum Fund LP                      1,000,000                     23,705

General Motors Employees
     Domestic Group Trust                   4,760,000                    112,836

General Motors Hourly Rate Employees
     Pension Plan and General Motors
     Retirement Program for Salaried
     Employees(7)                           2,000,000                     47,410

Hillside Capital Incorporated
     Corporate Account                        150,000                      3,555

- ------------
        (3) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power. Common Stock ownership assumes as the conversion price, the initial conversion price of $42.185 per share of Common Stock (equivalent to a conversion rate of approximately 23.7051 shares per $1000 principal amount of Notes), and a cash payment in lieu of any fractional share interest. Unless otherwise noted, no Selling Holder reported owning any shares of Common Stock other than those into which the Notes were convertible.

        (4) This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to this entity, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

        (5) This amount does not include, as of September 23, 1996, an additional 1,612,700 shares of Common Stock held by the Selling Holder that are not being registered for resale pursuant to this Registration Statement.

        (6) The Securities indicated as owned by this entity are owned directly by an employee benefit plan for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act.

        (7) These Securities are reported as beneficially owned by SBAM on the basis that SBAM has investment discretion with respect to such Securities.

                                      AGGREGATE PRINCIPAL           NUMBER OF SHARES OF
                                     AMOUNT OF NOTES OWNED         COMMON STOCK OWNED BY
                                    BY THE SELLING HOLDER AND      THE SELLING HOLDER AND
        NAME OF SELLING HOLDER      WHICH ARE OFFERED HEREBY     WHICH ARE OFFERED HEREBY(8)
        ----------------------      ------------------------     ---------------------------
Lazard Freres & Co. L.L.C.(9)                1,000,000                     23,705

Massachusetts Financial Company
     Total Return Fund                       2,000,000                     47,410

NB Convertible Arbitrage Partners, LP          200,000                      4,741

Northstar Income & Growth Fund               3,350,000                     79,412

Northstar Income & Growth -
     Variable Annuity                          150,000                      3,555

OCM Convertible Trust                        4,385,000                    103,946

Salomon Brothers U.S. Hybrid Equity
     Fund NV(10)                                75,000                      1,777

State Employees' Retirement
     Fund of the State of Delaware           1,000,000                     23,705

State of Connecticut Combined
     Investment Funds                        3,000,000                     71,115

Teepak, Inc. Master Retirement
     Trust                                      45,000                      1,066

Thermo Electron Balanced
     Investment Fund                           500,000                     11,852

Variable Insurance Products Fund II:
     Contrafund Portfolio(11)                1,100,000                     26,075(12)
                                           -----------                ------------

- ------------
        (8) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power. Common Stock ownership assumes as the conversion price, the initial conversion price of $42.185 per share of Common Stock (equivalent to a conversion rate of approximately 23.7051 shares per $1000 principal amount of Notes), and a cash payment in lieu of any fractional share interest. Unless otherwise noted, no Selling Holder reported owning any shares of Common Stock other than those into which the Notes were convertible.

        (9) The information set forth with respect to this Selling Holder is true and complete as September 23, 1996.

        (10) These Securities are reported as beneficially owned by SBAM on the basis that SBAM has investment discretion with respect to such Securities.

        (11) This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to this entity, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

        (12) This amount does not include, as of September 23, 1996, an additional 137,700 share of Common Stock held by Selling Holder that are not being registered for resale pursuant to this Registration Statement.

                                      AGGREGATE PRINCIPAL           NUMBER OF SHARES OF
                                     AMOUNT OF NOTES OWNED         COMMON STOCK OWNED BY
                                    BY THE SELLING HOLDER AND      THE SELLING HOLDER AND
        NAME OF SELLING HOLDER      WHICH ARE OFFERED HEREBY     WHICH ARE OFFERED HEREBY(13)
        ----------------------      ------------------------     ----------------------------
        SUBTOTAL . . . . . . . . . . .     67,625,000                      1,603,043
                                         ------------                      ---------

Unnamed holders of Notes or any future
     transferees, pledgees, donees or
     successors of or from any such
     unnamed holder(14)                    47,375,000                      1,123,029(15)

        TOTAL . . . . . . . . . . . .    $115,000,000                      2,726,072
                                         ============                      =========

        The preceding table has been prepared based upon information furnished to the Company by the Depository Trust Company ("DTC") and by or on behalf of the Selling Holders. Additional information concerning ownership of the Securities offered hereby rests with certain holders of the Securities who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company received no response to its request for such information.

        In view of the fact that Selling Holders may offer all or a portion of the Notes or shares of Common Stock held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Notes or the number of shares of Common Stock that will be held by the Selling Holders after completion of the offering made hereby.

        Information concerning the Selling Holders may change from time to time and any such changed information will, if and when necessary, be set forth in supplements to this Prospectus. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof and offered hereby are subject to adjustment in certain circumstances and may increase or decrease. See "Description of the Notes -- Conversion Rights". As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $115,000,000.

                            DESCRIPTION OF THE NOTES

        The following description sets forth certain terms and provisions of the Notes. The Notes were issued under an Indenture entered into by the Company and the Trustee and dated June 15, 1996, prior to the issuance of any such Notes.

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The statements under this caption relating to the Notes are summaries and do not purport to be complete. Such summaries

- ------------
        (13) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power. Common Stock ownership assumes as the conversion price, the initial conversion price of $42.185 per share of Common Stock (equivalent to a conversion rate of approximately 23.7051 shares per $1000 principal amount of Notes), and a cash payment in lieu of any fractional share interest. Unless otherwise noted, no Selling Holder reported owning any shares of Common Stock other than those into which the Notes were convertible.

        (14) No such holder may offer Securities pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Holder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

        (15) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder does or do not beneficially own any Common Stock other than Common Stock issuable upon conversion of the Notes at the initial conversion rate set forth above.

use certain terms that are defined in the Indenture and are qualified in their entirety by express reference to the Indenture. Copies of the Indenture in substantially the form in which it was executed, are available from the Company upon request. The article and section references below are to articles and sections of the Indenture.

GENERAL

        The Notes are unsecured, subordinated obligations of the Company, are limited in aggregate principal amount to $115,000,000, and will mature on June 15, 2006, unless previously converted or redeemed. (Section 301) The Notes bear interest at the rate of 5 1/2% per annum, payable semiannually in arrears on June 15 and December 15 of each year (an "Interest Payment Date"), commencing on December 15, 1996. (Sections 301 and 307).

        The Notes are convertible into Common Stock initially at the conversion price of $42.185 per share (equivalent to a conversion rate of 23.7051 share per $1,000 principal amount of Notes), subject to adjustment upon the occurrence of certain events described under "--Conversion Rights", at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. (Section 1301).

        The Notes are redeemable at the option of the Company, in whole or in part, on or after June 15, 1999, at the redemption prices set forth below under "-- Redemption at Option of Company", plus accrued interest to the redemption date. (Section 203).

CONVERSION RIGHTS

        The Holder of any Note has the right, at the Holder's option, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock at any time prior to the close of business on the maturity date initially at the conversion price of $42.185 per share of Common Stock (subject to adjustments as described below), except that if a Note is called for redemption, the right to convert such called Note will terminate at the close of business on the Business Day (as such term is defined in the Indenture) immediately preceding the redemption date. No payment of interest and no adjustment in respect of dividends will be made upon the conversion of any Note, and the Holder will lose any right to payment of interest on the Notes surrendered for conversion; provided, however, that upon a call for redemption as described herein by the Company, accrued and unpaid interest to the redemption date shall be payable with respect to Notes that are converted after a notice of redemption has been mailed and prior to the redemption date. Notes surrendered for conversion during the period from the regular record date for an interest payment to the corresponding interest payment date (except Notes called for redemption as described herein) must be accompanied by payment of an amount equal to the interest thereon which the Holder is to receive on such interest payment date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the reported last sale price for the shares of Common Stock on the day of conversion. (Sections 1301, 1303 and 1305)

        The conversion price is subject to adjustment in certain events, including: the issuance of stock as a dividend on the Common Stock; subdivisions or combinations of the Common Stock; the issuance to all holders of Common Stock of certain rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase Common Stock at a price less than the current market price; or the distribution to substantially all Holders of Common Stock of evidences of indebtedness of the Company, cash (excluding quarterly cash dividends paid or to be paid on a regular basis), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to herein). No adjustment of the conversion price is required to be made until cumulative adjustments amount to 1% or more of the then current conversion price; however, any adjustment not made will be carried forward. (Section 1304)

        The Company from time to time may decrease the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice to the Holders of the Notes of such decrease. The Company may also, at its option, make such decreases in the conversion rate as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. (Section 1304)

        In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other person, any merger of any person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or other disposition of the assets of the Company substantially as an entirety or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, then provision shall be made such that the Holder of Notes then outstanding shall have the right thereafter, during the period such Notes shall be convertible, to convert such Notes only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, disposition or share exchange by a holder of the number of shares of Common Stock into which such Notes might have been converted immediately prior to such reclassification, consolidation, merger, sale, disposition or share exchange. (Section 1306)

SUBORDINATION

        Payment of the principal of and premium, if any, and interest on the Notes (including any Liquidated Damages (as defined)) is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company when due in accordance with the terms thereof. Senior Indebtedness is defined in the Indenture as the principal of, premium, if any, and unpaid interest (including, without limitation, any interest accruing subsequent to the commencement of a case or other proceeding under any bankruptcy or other similar law with respect to the Company) on, and other obligations in respect of the following, whether outstanding at the date of the Indenture or thereafter incurred or created: (a) indebtedness of the Company for money borrowed (including purchase money obligations) evidenced by notes or other written obligations, (b) indebtedness of the Company evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or similar instrument, (c) indebtedness secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by the Company subject to such mortgage, pledge or encumbrance, whether or not indebtedness secured thereby shall have been assumed by the Company, (d) obligations of the Company as lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (e) obligations of the Company in respect of letters of credit issued for its account and "swaps" of interest rates, commodity prices or foreign currencies (and other interest rate, commodity price or foreign currency hedging agreements) to which the Company is a party, (f) indebtedness of others of any of the kinds described in the preceding clauses (a) through (e) assumed or guaranteed by the Company and (g) renewals, extensions and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (a) through (f); provided, however, that the following will not constitute Senior Indebtedness:
(i) any indebtedness or obligation which by its terms refers explicitly to the Notes and states that such indebtedness or obligation shall not be senior in right of payment thereto, (ii) any indebtedness or obligation of the Company in respect of the Notes and (iii) any indebtedness or obligation of the Company to a subsidiary. (Sections 101 and 1401) Notwithstanding the foregoing, all indebtedness and obligations of the Company in respect of the 5 1/2% Convertible Subordinated Notes, due 2004 (the "5 1/2% Notes") shall rank pari passu with the Notes and shall not constitute Senior Indebtedness under the Indenture.

        Further, the Notes are effectively subordinated to claims of creditors (other than the Company) of the Company's subsidiaries, including trade creditors, secured creditors, taxing authorities, creditors holding guarantees, and tort claimants. See "Risk Factors -- Subordination of Notes; Leverage and Debt Service". There are no restrictions on the incurrence of indebtedness, including Senior Indebtedness, or other liabilities by the Company or its subsidiaries in the Indenture.

        By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceeding, Holders of the Notes may recover less, ratably, than holders of Senior Indebtedness and other general creditors of the Company, and, upon any distribution of assets, the Holders of Notes will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full. In addition, such subordination may affect the Company's obligation to make principal and interest payments with respect to the Notes if any Notes are declared due and payable prior to their stated maturity, or in the event of any default in the payment of principal of or premium, if any, or interest on any Senior Indebtedness, or in the payment of any commitment or other fees in respect thereof, or in the event of any default with respect to Senior Indebtedness that would permit acceleration of the maturity thereof, or in the event a judicial proceeding is pending with respect to any such Senior Indebtedness default. (Sections 1402, 1403 and 1404)

REDEMPTION AT OPTION OF COMPANY

        The Notes are not redeemable at the option of the Company prior to June 15, 1999. On and after June 15, 1999, the Notes are redeemable at the option of the Company, in whole or in part, at any time during the 12-month periods beginning June 15 of the years indicated at the following Redemption Prices (expressed as percentages of the principal amount):

                    YEAR                  REDEMPTION PRICE
                    ----                  ----------------
                    1999                       103.850
                    2000                       103.300
                    2001                       102.750
                    2002                       102.200
                    2003                       101.650
                    2004                       101.100
                    2005                       100.550

together in each case with accrued and unpaid interest to the date fixed for redemption (subject to the right of Holders of record on the regular record date to receive interest due on an interest payment date). (Sections 203, 1101 and
1108)

        Notes in any denomination equal to or larger than $1,000 may be redeemed in whole or in part in multiples of $1,000. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption. (Sections 1104 and 1107)

        Accrued and unpaid interest to the redemption date shall be payable with respect to Notes that are converted after a notice of redemption has been mailed and prior to the redemption date. (Section 1303)

        Notice of redemption will be mailed at least 30 but not more than 60 days prior to the redemption date to each Holder of Notes to be redeemed at the address appearing in the security register maintained by the Company. If less than all the outstanding Notes are to be redeemed, the Trustee will select the Notes (or a portion thereof equal to $1,000 or any integral multiple thereof) to be redeemed by such method as the Trustee shall deem fair and appropriate. (Sections 1104 and 1105)

PAYMENT AND CONVERSION

        The principal of Notes will be payable in dollars, against surrender thereof to the Company at the designated office or agency of the Company in New York, New York, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with, a bank in New York City. Payment of any installment of interest on Notes will be made to the person in whose name such Notes (or any predecessor Note) is registered at the close of business on the June 1 or the December 1 (whether or not a Business Day) next preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of U.S.$2,000,000) maintained by the Holder with a bank in New York City. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

        Payments in respect of the principal of (and premium, if any) and interest on any Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Notes held in DTC's name, or for maintaining, supervising or reviewing any of DTC's records or any DTC participant's or indirect participant's records relating to the beneficial ownership interests in such Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day", when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York, Hartford, Connecticut or Houston, Texas, are authorized or obligated by law or executive order to close. (Sections 101 and 202).

        Notes may be surrendered for conversion at the designated office or agency of the Company in New York, New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights".

        The Company has initially appointed the Trustee as paying agent and conversion agent. The Company may at any time terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in New York, New York for surrender of Notes for payment and conversion. Notice of any such termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES

        In the event of any Change in Control (as hereafter defined) of the Company which constitutes a Repurchase Event (as hereafter defined) occurring after the initial date of issuance of the Notes, each Holder of Notes will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Notes on a date (the "Repurchase Date") selected by the Company that is not more than 75 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. (Section 1201)

        The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing sales prices of the Common Stock for the five trading days immediately preceding the second day prior to the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment prior to the Repurchase Date as provided in the Indenture. (Sections 1201 and 1202)

        On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Notes a notice (a "Company Notice") including the occurrence of such Repurchase Event, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price, whether the Repurchase Price will be paid in cash or by delivery of shares of Common Stock and the procedures which the Holder must follow to exercise this right. To exercise the Repurchase Right, the Holder of Notes must deliver, on or before the close of business on the Business Day next preceding the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's intent to exercise such rights, together with the Notes with respect to which the right is being exercised. Such written notice will be irrevocable. (Section 1202)

        A "Change in Control" shall occur when: (i) the Company's assets are sold or otherwise disposed of substantially as an entirety to any person or related group of persons in any one transaction or a series of related transactions; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same number of shares of common stock of such subsidiary) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company, any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic dividend reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any person holding securities of the Company for or pursuant to the terms of any such employee benefit plan), together with any affiliates thereof, shall acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company. (Section 1206)

        A Change in Control as described above shall constitute a Repurchase Event unless (i) the Current Market Price of the Common Stock on the date the Change in Control shall have occurred is at least equal to 105% of the conversion price of the Notes in effect immediately preceding the time of such Change in Control, or (ii) all of the consideration (excluding cash payments for fractional shares) in the transaction giving rise to such Change in Control to the holders of Common Stock consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the NASDAQ National Market, and as a result of such transaction the Notes become convertible solely into such common stock, or (iii) the consideration in the transaction giving rise to such Change in Control to the holders of Common Stock consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the NASDAQ National Market, or a combination of cash and such securities and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the daily closing prices of such securities during the ten consecutive trading days commencing with the sixth trading day following consummation of such transaction) is at least 105% of the conversion price of the Notes in effect on the date immediately preceding the closing date of such transaction. (Section 1206)

        The right to require the Company to repurchase Notes as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "-- Subordination." Failure by the Company to repurchase the Notes when required would result in an Event of Default (as herein defined) with respect to the Notes whether or not such repurchase were permitted by the subordination provisions. See "-- Defaults and Remedies." The Company's ability to pay cash to the Holders of Notes upon a repurchase might be limited by certain financial covenants contained in the Company's Senior Indebtedness. In addition, there can be no assurance that the Company would have sufficient financial resources at the time of any such required purchase to enable it to purchase the Notes. (Sections 501 and 1404)

        In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

        The foregoing provisions would not necessarily afford Holders of Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a shareholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

CONSOLIDATION, MERGER AND SALE OF ASSETS

        The Company, without the consent of any Holders of Notes, may consolidate or merge with or into any person, or convey, transfer, lease or otherwise dispose of its assets substantially as an entirety to any person, and any person may consolidate or merge with, or into, or transfer or lease its assets substantially as an entirety to, the Company, provided that (i) the person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes the Company's obligations on the Notes and under the Indenture, (ii) after giving effect to such transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing and (iii) certain procedural conditions are met. (Article Eight)

DEFAULTS AND REMEDIES

        The Indenture defines the following as Events of Default: default for 30 days in payment of interest on the Notes (including any Liquidated Damages); default in payment of principal of or premium, if any, on the Notes when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; default for more than 10 days after a Repurchase Date in payment of the Repurchase Price; failure by the Company for 60 days after written notice to it to comply with any of its other covenants in the Indenture; default by the Company under any instrument or other evidence of indebtedness of the Company for money borrowed, or under any guarantee of payment by the Company for money borrowed, in an amount in excess of 5% of Consolidated Net Tangible Assets (as defined below), unless such default has been cured or waived; certain events of bankruptcy, insolvency or reorganization relative to the Company; and failure by the Company to give a Company Notice when required after the occurrence of a Repurchase Event. (Section 501)

        "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries (less depreciation, depletion, valuation and other reserves) after deducting (i) all current liabilities, (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (iii) minority interests in the equity of Subsidiaries. (Section 101)

        If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the Notes outstanding may declare the principal of the Notes and accrued interest thereon to be due and payable immediately, but under certain conditions, such acceleration may be rescinded by the Holders of a majority in principal amount of the Notes then outstanding. (Sections 502 and 513)

        Holders of Notes may not enforce the Indenture except as provided in such Indenture and except that, subject to any applicable subordination provisions, nothing shall prevent the Holders of Notes from enforcing payment of the principal of or premium, if any, or interest on, their Notes. (Section 508) The Trustee may refuse to enforce the Indenture unless it receives reasonable security or indemnity.

        The Holders of a majority in aggregate principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee under the Indenture, provided that such direction does not conflict with any rule of law or with the Indenture and would not involve the Trustee in personal liability or be unduly prejudicial to Holders of Notes not joining in such action (as determined by the Trustee in good faith). (Sections 507, 508 and
512)

        In case a default or an Event of Default under the Indenture shall occur and be continuing and if it is known to the Trustee, the Trustee shall mail to each Holder of Notes notice of the default or Event of Default within 90 days after it occurs. Except in the case of a default or an Event of Default in payment of the principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interest of Holders of Notes. Subject to such provisions, when the Trustee incurs expenses or renders services after an Event of Default, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law. (Sections 602, 603 and 607)

        The Company will annually furnish the Trustee with an officers' certificate with respect to compliance with the terms of the Indenture. (Section
1005)

MODIFICATION

        Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding under the Indenture, provided that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the fixed maturity of or place for payment of principal, premium if any, or interest on any Note, (ii) reduce the principal of or rate of interest thereon, or the premium, if any, payable upon the redemption of, or change the obligation of the Company to pay any Liquidated Damages with respect to, any Note, (iii) make any Note payable in a currency other than dollars, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Note, (v) make any change that adversely affects the right to convert any Note, (vi) modify the subordination provisions of the Notes in a manner adverse to the Holders of the Notes, or
(vii) reduce the amount of Notes whose Holders must consent to a modification or amendment or waive compliance with certain provisions of the Indenture. The Indenture also contains provisions permitting the Company and the Trustee to effect certain minor modifications to the Indenture not adversely affecting the rights of Holders of Notes in any material respect. (Sections 901 and 902)

TRANSFER, EXCHANGE AND WITHDRAWAL

        At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, any Registered Note is exchangeable at any time into an equal aggregate principal amount of Registered Notes of different authorized denominations provided that any applicable transfer restrictions are satisfied. (Section 305)

        Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of any transfer agent or at the office of the security registrar, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the transfer agent or the security registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the transfer agents and the security registrar, all as described in the Indenture. Subject to the applicable transfer restrictions, Registered Notes may be transferred in whole or in part in authorized denominations. (Section 305)

        The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in Hartford, Connecticut. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts. (Section 305)

TITLE

        The Company, the Trustee, any Paying Agent and any Conversion Agent may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes. (Section 308)

NOTICES

        Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing. (Section 106)

        Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date. (Sections 1105 and 1107)

REPLACEMENT OF NOTES

        Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.
(Section 306)

GOVERNING LAW

        The Notes and the Indenture provide that they are governed by the laws of the State of New York. (Section 112)

CONCERNING THE TRUSTEE

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; provided, however, if it acquires any conflicting interest and there exists a default with respect to the Notes, it must eliminate such conflict or resign. (Sections 608 and 613)

        Fleet National Bank is also trustee under the Company's indenture under which the 5 1/2% Notes are outstanding.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

        The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $1.00 per share, of which 33,259,427 shares were issued and outstanding as of September 24, 1996; and 2,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued. The following summary description of the capital stock of the Company is qualified in its entirety be reference to the Company's Restated Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to documents filed with the Commission and which are available upon request.

COMMON STOCK

        Subject to any preferential rights of any outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared from time to time in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The rights of holders of Common Stock are subject to the rights of holders of any Preferred Stock which may be issued in the future. The holders of Common Stock have no preemptive rights to purchase additional shares of capital stock of the Company. Shares of Common Stock are not subject to any redemption or sinking fund provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and all shares of Common Stock issuable upon conversion of the Notes will be when so issued, validly issued, fully paid and nonassessable.

        Each share of Common Stock entitles the holder thereof to one vote at all meetings of the stockholders of the Company. The affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock is required
(i) to approve a merger or similar reorganization or certain other transactions involving the Company if the other party to such transaction already beneficially owns 5% or more of the outstanding Common Stock and the Board of Directors of the Company has not approved the transaction prior to the time such other party becomes a 5% beneficial owner; (ii) to approve an amendment to the Company's Restated Certificate of Incorporation to alter or change the provision establishing a "classified" Board of Directors of not less than three nor more than thirteen members, elected one-third annually; and (iii) to amend the foregoing and certain other provisions of the Restated Certificate of Incorporation.

        The Company's Board of Directors is divided into three classes having staggered terms, with approximately one-third of the directors being elected annually for a term of three years. The Company's capital stock has noncumulative voting rights, meaning that the holders of more than 50% of the voting power of the share of voting for the election of directors can elect 100% of the directors if they choose to do so. In such event, the holders of the remaining less- than-50% of the voting power of the shares voting for the election of directors will not be able to elect any directors.

PREFERRED STOCK

        The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by the Board of Directors are the description and number of shares to constitute each series, the annual dividend rate, whether such dividends shall be cumulative, the time and price of redemption and the liquidation preference applicable to the series, whether the series will be subject to the operation of a "sinking" or "purchase" fund and, if so, the terms and provisions thereof, whether the shares of such series shall be convertible into shares of any other class or classes and the terms and provisions of such conversion rights, and the voting powers, if any, of the shares of such series. The Board of Directors may change the designation, rights, preferences, descriptions and terms of, and the number of shares in, any series of which no shares have theretofore been issued.

        The issuance of one or more series of Preferred Stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to obtain control of the Company.

        The Board has reserved for issuance pursuant to the Stockholder Rights Plan described below, a total of 433,334 shares of Series A Junior Participating Preferred Stock. No shares of Series A Junior Participating Preferred Stock have been issued by the Company at the date hereof.

LISTINGS

        The Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PPP".

TRANSFER AGENTS AND REGISTRARS

        The Transfer Agents and Registrars for the Common Stock are Harris Trust Company of New York, New York, and KeyCorp Shareholder Services, Inc., Houston, Texas.

STOCKHOLDER RIGHTS PLAN

        The Company has a Stockholder Rights Plan pursuant to which one preferred share purchase right (a "Right") is attached to each outstanding share of the Company's Common Stock. The Rights become exercisable under certain circumstances, including in the event that any person or group (an "Acquiring Person") becoming the beneficial owner of 20% or more of the Company's outstanding Common Stock, subject to certain exceptions. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating

Preferred Stock, at an exercise price of $80, subject to adjustment under certain circumstances. Upon the occurrence of certain events specified in the Stockholder Rights Plan, each holder of a Right (other than the Acquiring Person) will have the right, upon exercise of such Right, to receive that number of shares of Common Stock of the Company (or, in certain circumstances, cash, property or other securities) that, at the time of the transaction, would have a market value of two times the exercise price of the Right. Rights are redeemable by action of the Company's Board of Directors for $0.01 per Right at any time prior to the tenth day after a person becomes an Acquiring Person. The Stockholder Rights Plan and the Rights expire in April 2004.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

        The Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an interested stockholder (defined generally as any person owning 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a business combination (as defined herein) with a Delaware corporation for a period of three years from the date such person becomes an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether the shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder with the approval of a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

        Pursuant to provisions of the DGCL, the Company has included in its Restated Certificate of Incorporation a provision that, to the fullest extent permitted by the DGCL, the Company's directors will not be liable for monetary damages for breach of their fiduciary duty of care to the Company and its stockholders. The DGCL provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        The Company's Bylaws also contain provisions that require the Company to indemnify its directors, officers, employees or other agents to the fullest extent permitted by the DGCL, and to advance expenses to its officers and directors as incurred. In addition, the Company has in place employment agreements with certain of its officers providing coverage that is substantially identical to the indemnification provisions in the Bylaws.

                              PLAN OF DISTRIBUTION

        The Securities covered hereby may be offered and sold from time to time by the Selling Holders. The Selling Holders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. There can be no assurance that the Selling Holders will sell any or all of the Notes offered by them hereunder.

        Sales of the Securities are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably.

        Sales of the Notes may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices relating to the then prevailing market prices or in negotiated transactions, including without limitation pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the Notes as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

        Sales of the shares of Common Stock issuable upon conversion of the Notes, when issued upon such conversion, may be made on the New York Stock Exchange, the Pacific Stock Exchange, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices relating to the then prevailing market prices or in negotiated transactions, including without limitation pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

        The Company has been advised that, as of the date hereof, the Selling Holders have made no arrangement with any broker for the offering or sale of the Securities. Underwriters, brokers, dealers or agents may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Holders or purchasers of such securities. Such underwriters, brokers, dealers or agents may also purchase any of the Securities and resell such Securities for their own account. The Selling Holders and such underwriters, brokers, dealers or agents may be considered "underwriters" as that term is defined by the Securities Act, although the Selling Holders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers, dealers or agents in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act.

        To comply with the securities laws of certain jurisdictions, if applicable, the Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or unless an exemption from such registration or qualification is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may be limited in its ability to engage in market activities with respect to such Securities. In addition and without limiting the foregoing, each Selling Holder is subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Holders. All of the foregoing may affect the marketability of the Securities.

        The Company may suspend the use of this Prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the Commission or similar events. The Company is obligated in the event of such suspension to use its reasonable efforts to ensure that the use of the Prospectus may be resumed as soon as practicable.

        The Company has agreed to pay substantially all of the expenses incident to the registration, offering and sale of the Securities to the public other than commissions and discounts of agents, dealers or underwriters. The Company has also agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

        The validity of the Securities offered hereby will be passed upon for the Company by Gerald A. Morton, Corporate Secretary and Associate General Counsel of the Company. Mr. Morton indirectly owns approximately 1,400 shares of Common Stock through the Company's tax advantaged savings plan and options to purchase an aggregate of 22,000 shares of Common Stock, which are or become exercisable in periodic installments through August 1, 1999.

                                     EXPERTS

        The audited consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

        The estimates of oil and gas reserves and discounted present values of estimated future net revenues incorporated by reference in this Prospectus were prepared by Ryder Scott and are attached as an exhibit to the Annual Report. Such information is incorporated by reference herein in reliance upon the authority of said firm as experts with respect to the matters contained in such report.

================================================================================
NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY INDIVIDUAL WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                            PAGE
                                                            ----
                   Available Information....................  2
                   Incorporation of Certain Documents
                     by Reference...........................  2
                   Forward Looking Statements...............  3
                   Prospectus Summary.......................  4
                   Risk Factors.............................  6
                   Ratio of Earnings to Fixed Charges.......  9
                   The Company .............................  9
                   Use of Proceeds..........................  9
                   The Selling Holders ..................... 10
                   Description of the Notes................. 13
                   Description of Capital Stock............. 20
                   Plan of Distribution..................... 23
                   Legal Matters............................ 24
                   Experts.................................. 24

================================================================================

                                  $115,000,000

                                     [LOGO]

                             POGO PRODUCING COMPANY

                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

                              -------------------
                                   PROSPECTUS
                              -------------------

                               September 26, 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses to be incurred in connection with the Offering described in this Registration Statement are as follows:

Securities and Exchange Commission registration fee ............    $39,656
National Association of Securities Dealers, Inc. filing fee ....          0
Printing and engraving expenses ................................      1,000
Accounting fees and expenses ...................................      2,000
Legal fees and expenses ........................................      2,000
Trustee's fees and expenses ....................................          0
Blue Sky fees and expenses .....................................          0
Rating agency fees .............................................          0
Miscellaneous ..................................................     40,344
                                                                    -------
    Total ......................................................    $85,000
                                                                    =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

        The Bylaws of the Registrant contain the following provisions:

                                   ARTICLE VII
                                 INDEMNIFICATION

        SECTION 1.  RIGHT TO INDEMNIFICATION.

        The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation.

SECTION 2.  PREPAYMENT OF EXPENSES.

        The Corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in his capacity as a director or officer (except with regard to service to an employee benefit plan or non-profit organizations) in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

SECTION 3.  CLAIMS.

        If a claim for indemnification or payment of expenses under this Article is not paid in full within ninety days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

SECTION 4.  NON-EXCLUSIVITY OF RIGHTS.

        The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 5.  AMENDMENT OR REPEAL.

        Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

        The Registrant has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned Bylaw provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

        Reference is made to the Purchase Agreement contained in Exhibit 1 hereof for provisions regarding indemnification under certain circumstances of the Registrant and its directors, officers and controlling persons.

        See "Item 17. Undertakings" for information concerning the position of the Securities and Exchange Commission regarding indemnification provisions.

ITEM 16.  EXHIBITS.

 * 4-(a) Indenture dated as of June 15, 1996 between the Company and Fleet National Bank, as Trustee (Form 10-Q, June 30, 1996, SEC File No. 0-5468, Exhibit 4(f)).

 * 4-(b) Form of Note, included in Exhibit 4(a).

** 4-(c) Registration Rights Agreement, dated as of June 18, 1996 by and among the Company, Goldman, Sachs & Co., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

** 4-(d) Purchase Agreement dated as of June 11, 1996 by and among the Company,
         Goldman, Sachs & Co., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

** 5     Opinion of Gerald A. Morton

**12     Statement Re Computation of Ratio of Earnings to Fixed Charges

**23-(a) Consent of Arthur Andersen LLP

**23-(b) Consent of Ryder Scott Company Petroleum Engineers.

**23-(c) Consent of Gerald A. Morton (contained in his opinion filed as Exhibit
         5).

**24     Powers of Attorney.

**25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Fleet National Bank.
- -------------
   *     Incorporated by reference.
  **     Previously Filed.

ITEM 17.  UNDERTAKINGS.

        The undersigned hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
        (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, PROVIDED, HOWEVER, that clauses (i) ad (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those clauses is contained in the periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                (2) That, for purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 26th day of September, 1996.

                                            POGO PRODUCING COMPANY
                                            (Registrant)

                                            By: PAUL G. VAN WAGENEN
                                                Paul G. Van Wagenen
                                                (Chairman of the Board,
                                                President and Chief
                                                Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   SIGNATURE                   TITLE                             DATE
   ---------                   -----                             ----
                            Chairman of the Board, President
                            and Chief Executive Officer
PAUL G. VAN WAGENEN         (Principal Executive Officer
Paul G. Van Wagenen         and Director)                     September 26, 1996

                            John W. Elsenhans, Vice
                            President and Treasurer
JOHN W. ELSENHANS           (Principal Financial Officer)     September 26, 1996
John W. Elsenhans

THOMAS E. HART              Vice President and Controller
Thomas E. Hart              (Principal Accounting Officer)    September 26, 1996

TOBIN ARMSTRONG*            Director
Tobin Armstrong

JACK S. BLANTON*            Director
Jack S. Blanton

W. M. BRUMLEY, JR.*         Director
W. M. Brumley, Jr.

JOHN B. CARTER, JR.*        Director
John B. Carter, Jr.

WILLIAM L. FISHER*          Director
William L. Fisher*

WILLIAM E. GIPSON*          Director
William E. Gipson

GERRIT W. GONG*             Director
Gerrit W. Gong

J. STUART HUNT*             Director
J. Stuart Hunt

FREDERICK A. KLINGENSTEIN*  Director
Frederick A. Klingenstein

NICHOLAS R. PETRY*          Director
Nicholas R. Petry

JACK A. VICKERS*            Director
Jack A. Vickers


*By         THOMAS  E. HART
    (Thomas E. Hart, Attorney-in-Fact)